Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Annual Report on Form 20-F of our auditor’s report dated June 25, 2025 relating to the consolidated financial statements of Psyence Biomed Ltd. (the “Company”) consisting of the consolidated statements of financial position as at March 31, 2025 and 2024 and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for each of the years in the three year period ended March 31, 2025, 2024, and 2023, as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

June 25, 2025

Toronto, Canada

MNP LLP 1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894